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EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 17, 2002

Dear Sir/Madam:

        We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated June 17, 2002, of APAC Customer Services, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP Arthur Andersen LLP

cc: Mr. Theodore G. Schwartz, Chairman and
CEO, APAC Customer Services, Inc.

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  EXHIBIT 16